                                                                    EXHIBIT 12.1

                        GATX CORPORATION AND SUBSIDIARIES
           COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                        (IN MILLIONS, EXCEPT FOR RATIOS)


                                                                                      NINE MONTHS ENDED
                                                                                        SEPTEMBER 30,
                                                                                -----------------------------
                                                                                    2003             2002
                                                                                ------------     ------------
Earnings available for fixed charges:
  Income from continuing operations before cumulative
     effect of accounting change                                                $       49.3     $       58.4
Add (deduct):
  Income taxes                                                                          29.8             28.3
  Share of affiliates' earnings, net of distributions received                         (45.6)           (36.2)
  Interest on indebtedness and amortization of debt discount and expense               153.1            167.7
  Portion of operating lease expense representative of interest factor
     (deemed to be one-third)                                                           45.8             44.5
                                                                                ------------     ------------

Total earnings available for fixed charges                                      $      232.4     $      262.7
                                                                                ------------     ------------

Preferred stock dividends                                                       $         --     $         --
Ratio to convert preferred dividends to pre-tax basis                                    160%             148%
                                                                                ------------     ------------

Preferred dividends on pre-tax basis                                                      .1               .1

Fixed charges:
  Interest on indebtedness and amortization of debt discount and expense               153.1            167.7
  Capitalized interest                                                                   3.5              9.3
  Portion of operating lease expense representative of interest factor
     (deemed to be one-third)                                                           45.8             44.5
                                                                                ------------     ------------

Combined fixed charges and preferred stock dividends                            $      202.5     $      221.6
                                                                                ------------     ------------

Ratio of earnings to combined fixed charges and preferred stock dividends (a)          1.15x            1.19x

         (a) The ratio of earnings to fixed charges represents the number of times "fixed charges" are covered by "earnings." "Fixed charges" consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest and one-third (the proportion deemed representative of the interest factor) of operating lease expense. "Earnings" consist of consolidated income before income taxes and fixed charges, less share of affiliates' earnings, net of cash dividends received.

                        GATX CORPORATION AND SUBSIDIARIES

           COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                        (IN MILLIONS, EXCEPT FOR RATIOS)


                                                                                    YEAR ENDED DECEMBER 31
                                                            ----------------------------------------------------------------------
                                                               2002           2001           2000           1999           1998
                                                            ----------     ----------     ----------     ----------     ----------

Earnings available for fixed charges:
  Income from continuing operations before cumulative
         effect of accounting change                        $     29.0     $      7.5     $     30.8     $    126.3     $    114.2
Add (deduct):
  Income tax provision (benefit)                                  10.0           (1.9)          22.7           82.8           86.0
  Share of affiliates' earnings, net of distributions            (13.1)         (22.5)         (44.0)         (41.7)           3.5
received
  Interest on indebtedness and amortization of debt
     discount and interest expense                               224.6          248.8          242.6          179.9          180.5
  Portion of operating lease expense representative of
     interest factor (deemed to be one-third)                     59.8           61.4           56.3           51.0           46.5
                                                            ----------     ----------     ----------     ----------     ----------

Total earnings available for fixed charges                  $    310.3     $    293.3     $    308.4     $    398.3     $    430.7
                                                            ----------     ----------     ----------     ----------     ----------

Preferred stock dividends                                   $       .1     $       .1     $       .1     $       .1     $       .1
Ratio to convert preferred dividends to pre-tax basis              134%            75%           174%           166%           175%
                                                            ----------     ----------     ----------     ----------     ----------

Preferred dividends on pre-tax basis                                .1             .1             .2             .2             .2

Fixed charges:
  Interest on indebtedness and amortization of debt              224.6          248.8          242.6          179.9          180.5
     discount and expense
  Capitalized interest                                            15.8           14.4           10.4            4.3            2.1
  Portion of operating lease expense representative of
     interest factor (deemed to be one-third)                     59.8           61.4           56.3           51.0           46.5
                                                            ----------     ----------     ----------     ----------     ----------

Combined fixed charges and preferred stock dividends        $    300.3     $    324.7     $    309.5     $    235.4     $    229.3
                                                            ----------     ----------     ----------     ----------     ----------

Ratio of earnings to combined fixed charges and preferred
stock dividends (a)                                              1.03x        .90x(b)          1.00x          1.69x          1.88x

         (a) The ratio of earnings to fixed charges represents the number of times "fixed charges" are covered by "earnings." "Fixed charges" consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest and one-third (the proportion deemed representative of the interest factor) of operating lease expense. "Earnings" consist of consolidated income before income taxes and fixed charges, less share of affiliates' earnings, net of cash dividends received.

         (b) For the year ended December 31, 2001, fixed charges and preferred stock dividends exceeded earnings by $31.4 million.